FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
         Story, Edward T. Jr.
         622 High Street
         Comfort, Texas 78013

2. Issuer Name and Ticker or Trading Symbol
         First Banks America, Inc. - FBA

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
         April 2000

5. If Amendment, Date of Original   (Month/Year)
         N/A

6. Relationship of Reporting Person to Issuer
              (Check all applicable)

       x   Director                                    10% Owner
     -----                                      -----

           Officer (give title below)           Other (Specify below)
     -----

7. Individual or Joint/Group Filing (Check applicable line):

         x   Form filed by One Reporting Person
      ------

             Form filed by more than One Reporting Person
      ------


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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security:      Common Stock (Par value $0.15)

Transaction Date (Month/Day/Year):          April 3, 2000

3. Transaction Code        V:
                      A       V

4.Securities Acquired (A) or disposed of (D):
         A    Amount 6,666    Price  3.75*

5. Amount of Securities Beneficially Owned at End of Month: 10,182

6. Ownership Form Direct (D) or Indirect (I):        D

7. Nature of Indirect Beneficial Ownership:          N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts calls, warrants, options, convertible securities)
-------------------------------------------------------------

1. Title of Derivative Security:      Common Stock Options

   Conversion or Exercise Price of Derivative Security:          3.75

2. Transaction Date (Month/Day/Year): April 3, 2000

3. Transaction Code      Code    X           V
                               ------          -------
4. Number of Derivative Securities Acquired (A)     or Disposed of (D)6,666
                                               ----                  -----

5. Date Exercisable and Expiration Date (Month/Day/Year)
   Date Exercisable 4/20/90       Expiration Date 4/20/00
                    -------                       -------

6. Title and Amount of Underlying Securities:
   Title Common Stock    Amount or Number of Shares 6,666:
         ------------                               -----

7. Price of Derivative Security:

   Number of Derivative Securities Beneficially Owned at End of Month:    -0-

8. Ownership Form of Derivative Security Direct (D) or Indirect (I)

9. Nature of Indirect Beneficial Ownership:


Explanation of Responses:
   * Per share price for options exercised




/s/Edward T. Story
-----------------------------
Signature of Reporting Person

Date: April 12, 2000
    SEC 1474 (7/96)